CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 033-57320/811-06025 on Form N-6 of our report dated March 26, 2021, relating to the financial statements comprising each of the Divisions of Metropolitan Life Separate Account UL, and our report dated March 8, 2021, relating to the financial statements of Metropolitan Life Insurance Company, both appearing in form N-VPFS of Metropolitan Life Separate Account UL for the year ended December 31, 2020. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

April 28, 2021